Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-288924) pertaining to the NIQ Global Intelligence plc 2025 Equity Incentive Plan of our report dated February 27, 2026, with respect to the consolidated financial statements of NIQ Global Intelligence plc included in this Annual Report (Form 10-K) for the year ended December 31, 2025.

/s/ Ernst & Young LLP
New York, New York
February 27, 2026